         [Hard copy of this Exhibit encompassses pages 136 - 167]


               LINCOLN NATIONAL CORPORATION AND SUBSIDIARIES
            EXHIBIT 28 - INFORMATION FROM REPORTS FURNISHED TO
                  STATE INSURANCE REGULATORY AUTHORITIES


This exhibit consists of an excerpt from LNC's Consolidated Annual Statement for its Affiliated Fire and Casualty Insurers as filed with the Commission of Insurance for each state in which LNC's affiliates write property-casualty coverages. The specific excerpt, known as "Schedule "P" is an analysis of Property-Casualty Losses and Loss Expense by type of coverage.

Due to the incapability of LNC's current electronic systems used to produce Form 10-K and Schedule P, LNC was not able to add schedule P as the last exhibit within its electronic filing of Form 10-K. This exhibit has been filed in paper format with the Securities and Exchange Commission ("SEC") pursuant to a continuing hardship exemption and is available for inspection at the SEC or at LNC's Corporate offices at 200 East Berry Street, Fort Wayne, Indiana, 46802-2706. Alternatively, a copy of "Schedule P" can be obtained by writing to Donald L. Van Wyngarden, Controller, at LNC's Corporate office at the address shown above.